Dated                                        1995








        P.T. FREEPORT INDONESIA COMPANY

        and

        [RTZ UK COMPANY]




        Credit Facility of up to $450,000,000
<PAGE


        CONTENTS


Clause  Page No.

1.      Interpretation.............................................1
2.      Amount.....................................................6
3.      Purpose....................................................6
4.      Conditions Precedent.......................................7
5.      Availability of Advances...................................8
6.      Lender Return..............................................9
7.      Repayment of Loan.........................................12
8.      Undertakings..............................................13
9.      Illegality................................................14
10.     Payments..................................................15
11.     Default...................................................17
12.     Expenses..................................................19
13.     Assignment.................... ...........................19
14.     Notices...................................................19
15.     Governing Law.............................................20
16.     Miscellaneous.............................................20

Schedule 1      Address for Notices.................................21
Schedule 2      Form of Advance Request.............................22
Schedule 3      Trust Agreement.....................................24

THIS AGREEMENT is made                                        1995
BETWEEN

(1)     P.T. FREEPORT INDONESIA COMPANY of [address] ("PT-FI") and

(2) [RTZ UK Company] of 6 St. James's Square, London SW1Y 4LD, England (the "RTZ Lender")

WHEREAS

(A)     By a Contract of Work dated 30 December 1991 made between
The Government of the Republic of Indonesia (the
"Government") and PT-FI, the Government appointed PT-FI as the sole contractor for the Government with respect to the Contract Area, as defined in the Contract of Work, with the sole rights to explore, mine, process, store, transport, market, sell and dispose of Products (as defined in the Contract of Work) in the Contract Area (defined as aforesaid)

(B) By a participation agreement of even date herewith between PT-FI and [P.T.-RTZ], PT-FI and P.T.-RTZ agreed, inter alia, to participate in operations under the COW (as defined below)

(C)     RTZ Lender and P.T.-RTZ are both subsidiaries of The RTZ
Corporation PLC

(D) RTZ Lender has agreed to make available to PT-FI a loan facility of up to but not exceeding a maximum aggregate principal amount to be advanced of $450,000,000, repayment of which is to be discharged solely out of PT-FI's share of Incremental Expansion Cashflow (as defined below)

IT IS AGREED as follows

        INTERPRETATION

1.      (1)     In this Agreement

                (a) "Additional Amounts" means such additional amounts as may be required, after the deduction or withholding of Applicable Taxes (including
Applicable Taxes with respect to any Additional
Amounts), to enable RTZ Lender to receive from PT-FI and retain an amount equal to the full amount stated to be payable to RTZ Lender under Clause 6 of this Agreement, subject to the limit on the rate of Applicable Taxes as a result of the proviso to the definition of "Applicable
Taxes"
                (b) "Advance" means the principal amount of each borrowing by PT-FI under this Agreement

2

                (c) "Advance Date" means, in relation to each Advance, the date specified as such in the relative Advance Request or, on and after the making thereof, the date on which it was made

                (d) "Advance Request" means a request, substantially in the form of Schedule 2 to this Agreement, made by PT-FI to RTZ Lender in accordance with Clause 5 for an Advance to be made by RTZ Lender to PT-FI under this Agreement

                (e) "Applicable Taxes" means all present and future Taxes (whether or not collectable by deduction or withholding) imposed in the Republic of Indonesia, the United States of America or any jurisdiction through or out of which such payment is made or any political subdivision or taxing authority thereof on any payment (other than of principal) by PT-FI to RTZ Lender under this Agreement (other than Taxes imposed, assessed, levied or collected on or with respect to the net income of RTZ Lender), provided that such Applicable Taxes will, with respect to each taxing jurisdiction, be at a rate which does not exceed the rate of withholding on interest giving effect, in each case, to any applicable
Tax treaty, with RTZ Lender qualified thereunder as a United Kingdom person and "Applicable Tax" shall be construed accordingly

                (f) "Approved Expansion Project" has the meaning assigned to it in the Participation Agreement

                (g) "Approved Programme and Budget" has the meaning assigned to it in the Participation Agreement

                (h)     "Available Commitment" means at any time
$450,000,000 less the aggregate amount of the Advances which have theretofore been made

                (i) "Bank Credit Agreement[s]" means [the credit agreement(s) pursuant to which the banks that are parties to the Intercreditor Agreement have made available to PT-FI from time to time loans secured by, among other things, PT-FI's interest in the COW]
                (j) "Banks" means the banks that are parties to the Intercreditor Agreement

                (k) "Business Day" means a day on which banks and foreign exchange markets are open for business in London and New York City

                (l) "Commitment" means the obligation of RTZ Lender under and subject to the terms of this Agreement to make available to PT-FI

3

Advances of an aggregate principal amount not exceeding the Available Commitment

                (m) "Contract Area Block A" has the meaning assigned to it in the Participation Agreement

                (n) "COW" means the Contract of Work referred to in Recital (A)

                (o) "Default" means any Event of Default and any event which, with the giving of any notice and/or the expiry of time and/or the fulfilment of any other condition stated in Clause 11(1) below would be or become an Event of Default

                (p) "Dispose" has the meaning assigned to that expression in the Participation Agreement

                (q) "Encumbrance" means any mortgage, deed of trust or other trust arrangement for the purpose of providing security, deed to secure debt or any other security agreement or arrangement, pledge, hypothecation, assignment for the purpose of providing security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law, by statute, contract or otherwise, affecting any property, including any power of attorney or agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction with respect to any property

                (r) "Enterprise Operations" has the meaning assigned to it in the Participation Agreement
                (s) "Event of Default" means any of the events specified in Clause 11(1) below

                (t) "Expansion" has the meaning assigned to it in the Participation Agreement

                (u) "Facility" means the credit facility granted to PT-FI by RTZ Lender in this Agreement

                (v) "Feasibility Study" has the meaning assigned to it in the Participation Agreement

4

                (w) "Government" has the meaning assigned to it in Recital (A)

                (x) "Governmental Authority" means the Government (including the President and any Minister), any Indonesian state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body

                (y) "Incremental Expansion Cashflow" has the meaning assigned to it in the Participation Agreement

                (z) "Incremental Expansion Revenues" has the meaning assigned to it in the Participation Agreement

                (aa)    "Intercreditor Agreement" means the agreement
dated as of [            ] 1995 made between,
among other parties, the Banks under the Bank
Credit Agreement[s] and RTZ Lender, under which a trustee has been appointed as trustee and security agent (i) for the Banks pursuant to the [Banks' Security Documents] (as defined in the
Intercreditor Agreement) and (ii) RTZ Lender, pursuant to which the parties to the agreement have agreed to regulate their respective rights and interests inter se

                (bb) "Lender Lien" means the Encumbrance on PT-FI's Participating Interest in Incremental Expansion
Cashflow granted by PT-FI to RTZ Lender in the Security Documents

                (cc) "Lender's UK Group" means the group of companies comprising The RTZ Corporation PLC and its
United Kingdom subsidiaries, where subsidiary has the meaning assigned to it in Section 736 of the Companies Act 1985 of Great Britain
                (dd) "Loan" means together the Relevant Approved Expansion Project Loans

                (ee)    "Month" means a calendar month

                (ff) "Operator" has the meaning assigned to it in the Participation Agreement

                (gg) "Participating Interest" has the meaning assigned to it in the Participation Agreement

                (hh)    "Participation Agreement" means the
participation agreement referred to in Recital
(B)

5

                (ii) "Prescribed Rate" has the meaning assigned to such expression in Clause 6(3)(a) below

                (jj) "Programme" and "Budget" each has the meaning assigned to it in the Participation Agreement

                (kk) "Reference Banks" means together Morgan Guaranty Trust Company of New York, Barclays Bank PLC,
Deutsche Bank AG, ABN-AMRO Bank N.V. and
Chemical Bank and any bank mutually selected by RTZ Lender and PT-FI pursuant to Clause 6(3)(d) below to replace any of such banks and "Reference Bank" means each and any of them

                (ll) "Relevant Costs" means costs, expenses and expenditures to be incurred as comprised in and pursuant to one or more Approved Programmes and Budgets and Applicable Taxes and Additional
Amounts payable from Advances as provided in this Agreement

                (mm) "Relevant Approved Expansion Project" means an Approved Expansion Project in or towards the financing of which proceeds of Advances made under this Agreement are or will be applied

                (nn) "Relevant Approved Expansion Project Loan" means the aggregate outstanding principal amount of all Advances made to PT-FI under this Agreement in respect of the Relevant Approved Expansion
Project together with all interest and
commitment fees added thereto as provided in Clause 6(4) below

                (oo) "Security Documents" means together the Trust Agreement and the security documents referred to in the Trust Agreement
                (pp) "Taxes" includes all present and future income and other taxes, levies, imposts, assessments, duties, charges, deductions and withholdings whatsoever together with interest thereon and penalties with respect thereto and "Tax" and "Taxation" shall be construed accordingly

                (qq) "Transaction Documents" means together the Implementation Agreement, the Participation
Agreement, the Intercreditor Agreement, the
Security Documents and this Agreement

                (rr) "Trust Agreement" means [the trust agreement between, among others, PT-FI and the Trustee in the form or substantially in the form set out in
Schedule 3 to this Agreement]

6

                (ss)    "Trustee" means First Trust, National
Association, successor to Morgan Guaranty Trust
Company of New York under the Trust Agreement and any successor under the Trust Agreement

                (tt) "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New
York or, as appropriate, the Uniform Commercial
Code (or equivalent) as in effect from time to time in any other relevant jurisdiction

                (uu) "U.S.A." means the United States of America, any state or territory thereof and the District of Columbia

                (vv)    "Year" means a calendar year commencing 1
January

                (ww) "dollars" and "$" means the lawful currency for the time being of the U.S.A.

        (2)     In this Agreement,

                (a) the contents page hereof and the headings in this Agreement are for convenience only and shall be ignored in construing this Agreement
                (b) references to a "person" shall include an individual, company, corporation, firm, partnership, joint venture, association, trust or agency of a state (in each case, whether or not having a separate legal personality)
                (c) references to any document or agreement, including, without limitation, the COW, shall include such document or agreement as amended, novated, substituted, varied, supplemented or replaced from time to time
                (d) references to a party to this Agreement or to a Reference Bank or any other person mentioned in this Agreement shall include such party's or person's successors or permitted assigns
                (e) references to this Agreement shall include all schedules and annexes hereto.

        AMOUNT

2. Subject to the terms of this Agreement, RTZ Lender grants to PT-FI a dollar loan facility whereby RTZ Lender, when requested by PT-FI pursuant to an Advance Request and subject as aforesaid, will make to PT-FI Advances denominated in dollars of an aggregate amount not to exceed $450,000,000.

        PURPOSE

3. The proceeds of each Advance shall be applied only in or towards financing payment of Relevant Costs of one or more
Approved Expansion Projects (and PT-FI

7

undertakes so to apply each such Advance) and no Advance shall be drawn by PT-FI unless the proceeds of such Advance are or will be so applied within thirty days after the Advance Date.

        CONDITIONS PRECEDENT

4.      (1)     The obligations of RTZ Lender to make the first
Advance to PT-FI under this Agreement are subject to the condition that RTZ Lender shall first have received all of the following in form and substance satisfactory to it:

                (a) a copy of a resolution of the board of directors of PT-FI approving the transactions and matters to be implemented under the Transaction
Documents to which it is to be party and authorising a specified person or persons to execute and deliver on its behalf the Transaction Documents to which it is to be party, and to execute and deliver and/or despatch all notices, certificates and other documents to be executed and delivered and/or despatched in connection with any of the Transaction Documents, such copies to be accompanied by a certificate of PT-FI signed by any authorised officer on behalf of the board of directors confirming that the utilisation by PT-
FI of up to $450,000,000 of the Facility would not cause any borrowing limit contained in the
                        Articles of PT-FI or in any other agreement or instrument to which PT-FI is a party to be exceeded
                (b) a copy of the signatures of those persons authorised to execute and deliver on behalf of PT-FI the Transaction Documents to which it is to be party and of those persons authorised to execute and deliver and/or despatch on behalf of PT-FI all notices, certificates and other documents in connection therewith
                (c) a copy of each of the Security Documents duly executed by PT-FI together with evidence that the Encumbrance in favour of RTZ Lender created by such documents has been perfected and all taxes, stamp duties and fees payable in respect thereof have been duly paid;
                (d) a legal opinion of Ali Budiardjo, Negroho & Reksodiputro, Indonesian legal advisers to PT-
FI, addressed to RTZ Lender in form and
substance reasonably satisfactory to RTZ Lender
                (e) a legal opinion of Davis Polk & Wardwell, US Counsel to PT-FI, addressed to RTZ Lender in form and substance reasonably satisfactory to RTZ Lender
                (f) a copy of the Participation Agreement duly executed by each of the parties to it
                (g) a copy of the Intercreditor Agreement duly executed by each of the other parties to it and such other evidence that such agreement is in full force and effect as RTZ Lender may reasonably require.

8

        (2) The obligations of RTZ Lender in respect of the making of each Advance under this Agreement are subject to the further conditions precedent that both at the time of the relative Advance Request and at the Advance Date:

                (a)     no Event of  Default under Clauses 11(1)(a),
(e), (i), (j) or (k) shall have occurred and be continuing or would result from or be in existence immediately after the making of such Advance which has not been waived by RTZ Lender
                (b) no Event of Default, act of war, insurrection, rebellion, earthquake or other event of like impact has occurred as a result of which RTZ
Lender has determined that, in its reasonable judgment, it is unlikely that the Relevant
Approved Expansion Project will proceed to completion, in which event RTZ Lender will nevertheless make Advances (not to exceed the Available Commitment) to cover cash calls required to pay obligations in respect of the Relevant Approved Expansion Project outstanding at the time of the call which the Participants are legally obliged to pay or which are agreed between the Participants to be necessary to pay the costs of suspending or terminating such Relevant Approved Expansion Project.

        (3) If any event shall occur as a result of which RTZ Lender (whether before or after Incremental Expansion Cashflow starts being generated) shall cease to have access to 100% of PT-FI's share of Incremental Expansion Cashflow, if any, (including the failure to have the benefit of the Intercreditor Agreement and the Trust Agreement, or comparable protection), RTZ Lender's obligation to make Advances shall be suspended until such time as RTZ Lender shall again have access to such share of Incremental Expansion Cashflow, it being understood that RTZ Lender and PT-FI shall use their respective best efforts to cure the event giving rise to such cessation of access to such share of Incremental Expansion Cashflow.

        AVAILABILITY OF ADVANCES

5.      (1)     Subject to the terms of this Agreement, PT-FI may
require that an Advance be made to it under this Agreement by delivering to RTZ Lender prior to 10am (London time) on the fifth Business Day before the proposed Advance Date, a duly completed Advance Request.

        (2)     Each Advance Request shall specify:

                (a) the amount of the proposed Advance, which shall not be in such an amount as to exceed the Available Commitment
                (b) (unless previously notified to RTZ Lender in writing and not revoked in accordance with this Agreement) the details of the bank and account to which the proceeds of the proposed Advance are to be made available

9

                (c) the Relevant Approved Expansion Project, together with, in the case of the first Advance
Request in respect of a Relevant Approved
Expansion Project, PT-FI's best estimate, taken from the Feasibility Study for the Relevant
Approved Expansion Project, of
                        (i) the aggregate of the projected Relevant Costs of the Relevant Approved Expansion
Project
                        (ii)    the period over which the projected
Relevant Costs of the Relevant Approved
Expansion Project will be incurred and
                        (iii) an assumed repayment schedule based upon the application of 100% of PT-FI's share of Incremental Expansion
Cashflow, such schedule to be
derived from the related Feasibility
Study
                (d) reasonable details of the Relevant Costs of the Relevant Approved Expansion Project in question and that such sums fall due and that such proceeds will be so applied within thirty days after the proposed Advance Date.

        (3) Subject to the terms of this Agreement, each Advance Request shall be irrevocable. Each Advance Request shall be based on a cash call (pursuant to paragraph 10.3 of the Accounting
Procedures constituting part of the Participation Agreement) with respect to an Approved Expansion Project.

        LENDER RETURN

6.      (1)     There shall be determined separately for each Relevant
Approved Expansion Project the rate of interest applicable to Advances made to finance payment of Relevant Costs of that Relevant Approved Expansion Project.

        (2) The rate of interest applicable to a Relevant Approved Expansion Project Loan shall be the rate per annum determined by RTZ Lender in accordance with Clause 6(3) below to be the Prescribed Rate for that Relevant Approved Expansion Project.

        (3)     (a)     Not later than the third Business Day before the
proposed Advance Date for the first Advance under this Agreement in respect of each Relevant
Approved Expansion Project, RTZ Lender shall select, at its absolute discretion, three of the Reference Banks and ask each of the three
Reference Banks selected to provide RTZ Lender with a quote of (1) the rate of interest at which such Reference Bank would be prepared to make available to a subsidiary of The RTZ
Corporation PLC a loan facility on the following basis:

                        (i) the loan would be in an amount equal to the estimate given by PT-FI pursuant to Clause 5(2)(c)(i) in relation to the Relevant Approved Expansion Project

10

                        (ii) the loan would be capable of being drawn over the period estimated by PT-FI pursuant to Clause 5(2)(c)(ii) in relation to the Relevant Approved Expansion Project
                        (iii) the loan would have an assumed repayment schedule based upon the application of 100% of PT-FI's share of Incremental Expansion Cashflow, such schedule to be derived from the related Feasibility Study
                        (iv) the rate of interest should be a floating rate, based on a margin over LIBOR, LIBOR being the rate quoted by the Reference
Bank in the ordinary course of business in the London Interbank Eurodollar Market at or about 11.00am (London time) on the day the Reference Bank supplies to RTZ Lender its rate for the offering of dollar deposits for a period of up to six months
                        (v)     the loan would be unconditionally
guaranteed, as to principal and interest, by The RTZ Corporation PLC and (2) the rate of any commitment fee.

                        The Prescribed Rate for the Relevant Approved Expansion Project Loan shall be the arithmetic mean (rounded up, if necessary, to the nearest fourth decimal place) of the respective rates quoted to RTZ Lender, provided that if any of the Reference Banks shall be unable or otherwise fails to supply a rate by 1.00pm (London time) on the date falling ten Business Days after the date of RTZ Lender's request, RTZ Lender shall select another Reference Bank or Banks to provide a quote on the basis set out above and provided further that if, by 1.00pm (London
Time) on the date falling two Business Days before the end of the Month in which the first addition to the Relevant Approved Expansion
Project Loan is to be made pursuant to Clause
6(4) below, RTZ Lender shall not have received a rate from each of three of the Reference Banks, the Prescribed Rate shall be determined by RTZ
Lender on the basis of the quotations of each of the Reference Banks which have supplied a rate.

                        The rate of any commitment fee applicable to the Relevant Approved Expansion Project Loan shall be the arithmetic mean (rounded up, if necessary, to the nearest fourth decimal place) of the respective rates or fees (as appropriate) quoted by the Reference Banks whose quotes of the rates of interest are used by RTZ Lender in determining the Prescribed Rate applicable to the Relevant Approved Expansion Project Loan.

                (b) RTZ Lender shall determine in accordance with Clause 6(3)(a) above and notify to PT-FI not later than the Business Day before the end of the Month in which the first addition to the Relevant

11

Approved Expansion Project Loan is to be made pursuant to Clause
6(4) below the Prescribed Rate and commitment fee applicable to the Relevant Approved
Expansion Project Loan.

                (c) Each Relevant Approved Expansion Project Loan (including, for the avoidance of doubt, interest and commitment fee, previously or to be added pursuant to Clause 6(4) below) shall accrue interest at the Prescribed Rate applicable to that Relevant Approved Expansion Project Loan.

                (d) Should any of the Reference Banks cease to carry on business as a bank, the parties shall mutually select another bank with a credit rating reasonably equivalent to that enjoyed at the date of this Agreement by the Reference Bank in question to replace such Reference Bank.

        (4) There shall be added to and become part of each Relevant Approved Expansion Project Loan on the last Business Day of each Month the following amounts to the extent not paid:

                (a)     interest accrued thereon calculated in
accordance with Clauses 6(3)(a) above and 6(5)(a) below and
                (b) an amount equivalent to a commitment fee in respect thereof calculated in accordance with Clauses 6(3)(b) above and 6(5)(b) below.

        (5) RTZ Lender shall, in respect of each Relevant Approved Expansion Project Loan, calculate (on a basis of a 360 day year, comprising 12 months of 30 days each) the interest and commitment fee (if any) to be added to the Relevant Approved Expansion
Project Loan on the last Business Day of each Month by multiplying

                (a) in the case of the interest to be added, the Relevant Approved Expansion Project Loan as at the end of the Month in question (immediately prior to the addition on the last Business Day of that Month of any amounts pursuant to Clause
6(4)(a)) by the Prescribed Rate applicable to the Relevant Approved Expansion Project Loan, expressed as a monthly rate, where such monthly rate shall be the interest factor which, when compounded for 12 months, equals the Prescribed
Rate applicable to the Relevant Approved
Expansion Project Loan
                (b) in the case of the commitment fee to be added, the difference between the estimate given by PT-
FI pursuant to Clause 5(2)(c)(i) in relation to the Relevant Approved Expansion Project and the
Relevant Approved Expansion Project Loan as at the end of the Month in question (immediately prior to the addition on the last Business Day of that Month of any amounts pursuant to Clause

12

6(4)(b)) by the rate of commitment fee applicable to the Relevant
Approved Expansion Project Loan, expressed as a monthly rate, where such monthly rate shall be the factor which, when compounded for 12 months, equals the rate of the commitment fee applicable to the Relevant Approved Expansion Project Loan.

RTZ Lender shall, not later than the fifth Business Day after the end of each Month, send to PT-FI a statement showing the aggregate amount of the Relevant Approved Expansion Project Loan outstanding at the end of the previous Month (prior to the addition of the sums mentioned next) together with the interest and commitment fee applicable during and added to the Relevant Approved Expansion Project Loan at the end of the Month and shall give to PT-FI such explanation regarding the calculation of the interest and commitment fee added as PT-FI may reasonably require.

        (6) Each determination by Lender of the Prescribed Rate and the rate of commitment fee applicable to a Relevant Approved Expansion Project Loan and the amounts of interest accrued on the Relevant Approved Expansion Project Loan and commitment fee applicable thereto shall, in the absence of manifest error, be conclusive.

        REPAYMENT OF LOAN

7.      (1)     Except as otherwise provided in this Agreement,
beginning on the Sharing Commencement Date (as defined in the Participation Agreement), PT-FI will pay to (or, in the case of payments in respect of Applicable Taxes and Additional Amounts, on behalf of) RTZ Lender 100% of PT-FI's share (determined in accordance with the Participation Agreement) of the Incremental Expansion Cashflow until the Loan is repaid in full. PT-FI shall not be required to repay the Loan or pay any other obligation under this Agreement from any of its assets other than that constituting 100% of PT-FI's share of Incremental Expansion Cashflow provided that in any event the Loan shall mature and be repayable in full on the earlier of the date which is 25 years after the date of the first Advance under this Agreement and the date which is 15 years after the date of the last Advance under this Agreement and provided further that, on such earlier date, PT-FI may, in lieu of repaying the Loan, at its option assign to RTZ Lender all of PT-FI's rights to Incremental Expansion Cashflow in full and final satisfaction of all PT-FI's obligations hereunder and in no circumstances shall PT-FI require or have the right to require RTZ Lender to reassign the same to PT-FI.

        (2) With effect from the Sharing Commencement Date (defined as above), PT-FI shall, not later than the twentieth Business Day after the end of each Month, pay to (or, in the case of payments of Applicable Taxes and Additional Amounts, on behalf
of) RTZ Lender in dollars the whole of such share of the Incremental Expansion Cashflow for the immediately preceding Month distributed to PT-FI by the Operator in accordance with the terms of the Participation Agreement. Each such payment shall be accompanied by a statement containing details of the Incremental Expansion Cashflow computation.

13

        (3) Not later than 45 Business Days after the end of each Year after the date of commissioning of the first Approved
Expansion Project, PT-FI shall send to RTZ Lender a statement showing for the previous Year (or part thereof) the Incremental Expansion Cashflow, such statement to contain sufficient data to
enable RTZ Lender to verify the calculation thereof.   If the
annual statement indicates an overpayment of Incremental Expansion Cashflow, RTZ Lender shall pay to PT-FI a sum equal to the excess within 30 Business Days. If the annual statement indicates an underpayment of Incremental Expansion Cashflow, PT-FI shall pay to RTZ Lender a sum equal to the shortfall within 30 Business Days.

        (4) Each payment under this Clause 7 shall be applied to Relevant Approved Expansion Project Loans in the following order of priority:

                  (i) first, to any Applicable Taxes or Additional Amounts then payable;
                 (ii) secondly, to any amounts of commitment fee or interest then payable, rateably;
                (iii) thirdly, to the principal amount of the Relevant Approved Expansion Loans in the order in which the first Advance thereunder is made so that no payment shall be applied to the principal amount of any Relevant Approved
Expansion Project Loan other than the
first until the principal amount of the
first has been repaid in full and so on.

        UNDERTAKINGS

8.      (1)     PT-FI undertakes with RTZ Lender that, from the date
of this Agreement until all its liabilities under this Agreement have been discharged:

                (a) PT-FI will notify RTZ Lender of any Default promptly upon PT-FI becoming aware of the same and of any remedial action being taken
                (b) PT-FI will not take any action or fail to take any action, including actions or failures to act under the COW, the Participation Agreement or any of the Transaction Documents, if the effect of any such action or failure to act would have a material adverse effect on the ability of PT-
FI to carry out Enterprise Operations or affect materially and adversely the access of RTZ
Lender to 100% of PT-FI's share of Incremental
Expansion Cashflow or to affect materially and adversely the rights of RTZ Lender under the Transaction Documents
                (c) PT-FI will give prompt notice to RTZ Lender of any notice of default, lawsuit, proceeding, action or damage of which it becomes aware which might materially and adversely affect the ability of PT-FI to carry out Enterprise
Operations or the access of RTZ Lender to 100% of PT-FI's share of Incremental Expansion
Cashflow or might materially and adversely affect the rights of RTZ Lender under the Transaction Documents

14

                (d) PT-FI shall at all times maintain in full force and effect for the benefit of RTZ Lender a first priority lien with respect to 100% of PT-FI's share of Incremental Expansion Cashflow, free and clear of all Encumbrances except for a subordinated lien in favour of the Banks parties to the Intercreditor Agreement to the extent provided for in the Intercreditor Agreement
                (e) PT-FI shall not Dispose of any part of its share of Incremental Expansion Revenues without the prior written consent of RTZ Lender and in the event of any such Disposal, PT-FI shall procure that the transferee commits in writing to RTZ
Lender to be bound by the repayment provisions of this Agreement to the extent of the Participating Interest or such other interest transferred
                (f) PT-FI shall at its own expense execute any and all further deeds, documents, agreements and instruments, and take all such further actions as may be required under applicable law or which RTZ Lender may reasonably request in order to perfect the transactions contemplated by this Agreement and the Trust Agreement, subject to the Intercreditor Agreement and in order to grant, preserve, protect and perfect the validity and first priority of the Lender Lien with respect to 100% of PT-FI's share of Incremental Expansion Cashflow.

        (2) RTZ Lender shall record in RTZ Lender's internal records separately for each Relevant Approved Expansion Project Loan the date and amount of each Advance from RTZ Lender to PT-FI, the amount of interest and other sums added to the Relevant Approved Expansion Project Loan on the last Business Day of each Month and the date each such amount is added, and the date and amount of each payment by PT-FI to RTZ Lender under this Agreement with respect to the Relevant Approved Expansion Project Loan provided that the failure of RTZ Lender to make or any error in any such entries shall not affect the obligations of PT-FI under this Agreement.

        ILLEGALITY

9. If any change in or the introduction of any law, regulation, treaty or (whether or not having the force of law) official directive or rule of any governmental, fiscal, monetary or regulatory (including any self regulatory) authority, organisation or agency of or in the United Kingdom, Indonesia or the U.S.A., or any change in the interpretation, administration or application thereof by the relevant courts or other authority, organisation or agency in any such jurisdiction or compliance by RTZ Lender therewith, shall make it unlawful or contrary to any such regulation, treaty, official directive or rule for RTZ Lender to make available or fund or maintain or to give effect to its obligations as contemplated hereby, RTZ Lender may, by notice thereof to PT-FI, declare that, to the extent that they are so unlawful or contrary to such regulation, treaty, official directive or rule, RTZ Lender's obligations to PT-FI hereunder shall be suspended forthwith whereupon such obligations and RTZ Lender's Commitment shall be so suspended until such time as such condition is no longer operative. If and to the extent that the continued

15

lending thereof by RTZ Lender would cause RTZ Lender to be in breach of such law, regulation, treaty, official directive or rule, PT-FI will co-operate with RTZ Lender with a view to enabling RTZ Lender to transfer the Loan, its rights under the Trust Agreement and its obligations under this Agreement to another subsidiary of The RTZ Corporation PLC incorporated in a jurisdiction where there is no such illegality provided that if no such subsidiary acceptable to both PT-FI and The RTZ Corporation PLC is identified within a period of twelve months, RTZ Lender's obligations to PT-FI hereunder shall be terminated.

        PAYMENTS

10.     (1)     All payments to be made by PT-FI to RTZ Lender under
this Agreement shall be made in dollars in same day funds to such account at such bank or office in New York City as RTZ Lender shall designate by notice to PT-FI given not less than five
Business Days prior to the date of such payment.

        (2) All payments to be made by RTZ Lender to PT-FI under this Agreement shall be made in dollars in same day funds to such account at such bank or office as PT-FI may designate by notice to RTZ Lender given not less than five Business Days prior to the date of such payment or as PT-FI shall designate in the relevant Advance Request.

        (3)     (a)     PT-FI shall pay to or on behalf of RTZ Lender
from the sources specified below (the "Specified
Sources") an amount equal to all Applicable
Taxes with respect to amounts payable under this Agreement, together with any Additional Amounts, in accordance with Clause 10(3)(c). Payments from Specified Sources shall mean:

                        (i)     in the period before any Incremental
Expansion Cashflow is generated, out of
Advances (not to exceed the Available
Commitment) and should any proposed
Advance in respect of such payments
otherwise cause the Available Commitment to be exceeded, PT-FI may, at its option, either suspend claiming a deduction for interest on the Loan (but interest will nevertheless continue to accrue in the manner provided in this Agreement) or request an advance from RTZ Lender for the excess which shall be granted on the same terms as those applicable to Advances under this Agreement but at a rate of interest reflecting a loan to PT-FI and not to The RTZ Corporation PLC

                        (ii) in the period after Incremental Expansion Cashflow begins to be generated, subject to Clause 10(3)(c), first, from Incremental
Expansion Cashflow available at the time of payment and secondly, to the extent that there is insufficient to meet any payment, from Advances (not be exceed the Available
Commitment) and should any proposed Advance

16

in respect of such payments otherwise cause the Available
Commitment to be exceeded, PT-FI may. at its option, either suspend claiming a deduction for interest on the Loan (but interest will nevertheless continue to accrue in the manner provided in this Agreement) or request an advance from RTZ
Lender for the excess which shall be
granted on the same terms as those
applicable to Advances under this
Agreement but at a rate of interest
reflecting a loan to PT-FI and not to The
RTZ Corporation PLC.

                (b) PT-FI shall from the Specified Sources indemnify RTZ Lender against and reimburse RTZ Lender upon demand for any Applicable Taxes or Additional
Amounts paid by RTZ Lender and any loss, liability, claim or expenses (including interest, penalties, fines, surcharges and legal fees) which RTZ Lender may incur at any time arising out of or in connection with any failure of PT-FI to make any payments of Applicable
Taxes or Additional Amounts.

                (c) PT-FI shall pay or account to the relevant taxation or other authorities from the Specified
Sources  within the period permitted by
applicable law the full amount of any Applicable
Tax or Additional Amounts payable hereunder and within thirty days after each payment by PT-FI hereunder of any such Applicable Tax or Additional Amounts, PT-FI shall deliver to RTZ
Lender evidence (including receipts where obtained within that period) that such Applicable Tax or Additional Amounts have been duly remitted to the appropriate authority. If any such receipts are obtained after the expiry of such thirty day period, PT-FI shall furnish copies thereof promptly to RTZ Lender.

                        PT-FI shall promptly pay to RTZ Lender from the Specified Sources the full amount of any Applicable Taxes and Additional Amounts in respect thereof upon receipt of notice from RTZ
Lender of the imposition and amount of such Applicable Tax and Additional Amounts when such
Applicable Tax and Additional Amounts are imposed on any payment in the hands of RTZ
Lender.

                (d) If, following the imposition of any Applicable Tax or Additional Amount, under this Clause
10(3), RTZ Lender determines in its absolute discretion that it has obtained a refund of Tax payable by it or obtained or used a credit or any other relief against Tax on its profits or income (any of the foregoing being a "Tax
Credit") which RTZ Lender in its absolute discretion is able to quantify and identify as attributable to Applicable Tax or the Additional
Amounts paid by PT-FI, then, if RTZ Lender can do so without any adverse consequences for itself or any other company in RTZ Lender's

17

Group, RTZ Lender shall treat as a payment made pursuant to Clause 7 such proportion of that Tax Credit as RTZ
Lender in its absolute discretion may determine will leave RTZ Lender and each other company in RTZ Lender's Group (after that reimbursement) in no better or worse position in respect of their worldwide Tax liabilities than they would have been in if no payment by PT-FI of Applicable
Taxes or Additional Amounts had been required.
RTZ Lender shall have absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 10(3)(d) (and, if so, what amount and when). RTZ Lender shall not be obliged to disclose any information regarding its Tax affairs and computations or those of any other company in RTZ Lender's Group.

                (e) RTZ Lender warrants to PT-FI that RTZ Lender is fully eligible for the benefits of the "Interest" provision of the double taxation treaty between the United Kingdom and the United
States of America and of the double taxation treaty between the United Kingdom and The
Republic of Indonesia.

                        Each of PT-FI and RTZ Lender shall provide to the other promptly and file with any relevant taxation or other authority all information, documents, certificates and returns reasonably required by the other or necessary in order to enable RTZ Lender and PT-FI to claim the benefits of any relevant double taxation treaty in respect of the lower rate of withholding tax on payments other than principal.

        DEFAULT
11.     (1)     Each of the events set out below is an Event of
Default (whether or not caused by any reason whatsoever outside the control of PT-FI or any other person):

                (a) if default is made in the payment of any sum due under this Agreement on the due date and otherwise in accordance with the provisions of this Agreement and such failure shall continue for 30 days after notice by RTZ Lender; or
                (b) if PT-FI for any reason fails duly and promptly to perform or observe any of its material obligations under this Agreement or any of the other Transaction Documents to which it is party and such failure shall continue for 30 days after notice by RTZ Lender; or
                (c) if any authorisation, approval or consent necessary for PT-FI to enter into or perform this Agreement or any of the other Transaction
Documents to which it is party or to ensure that this Agreement or any of the other Transaction
Documents is legal, valid and enforceable is revoked or terminated or expires and is not renewed;

18

or
                (d) if for any reason the Intercreditor Agreement or any of the Security Documents shall cease to be valid, legally binding and enforceable; or
                (e) if the maturity of the indebtedness under the Bank Credit Agreement[s] has been accelerated as a result of an Event of Default as defined in and under the Bank Credit Agreement[s]; or
                (f) if PT-FI shall abandon or postpone indefinitely or resolve to abandon or postpone indefinitely
Enterprise Operations in or relating to Contract
Area Block A or shall no longer be entitled to carry on Enterprise Operations in or relating to Contract Area Block A, whether because of its default under or termination of the COW or for any reason whatsoever; or
                (g) if the COW shall be terminated or otherwise fail to be in full force and effect or shall be amended without the consent of RTZ Lender in any manner which materially and adversely affects the rights and benefits granted to RTZ Lender under the Transaction Documents or the Minister of Mines and Energy of Indonesia (or any successor entity) or the Government shall take any action in contravention of the COW or otherwise which materially and adversely affects
PT-FI's ability to perform its obligations under the Transaction Documents to which it is a party or the rights and benefits granted to RTZ Lender under any of the Transaction Documents; or
                (h) any Governmental Authority shall condemn, seize, nationalise, consume the management of or appropriate any material part of PT-FI's
Property, assets or revenues (with or without payment of compensation); or
                (i) if a general meeting of shareholders of PT-FI resolves that PT-FI be liquidated or PT-FI suffers the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within ninety days after the making thereof or such appointment is consented to, requested by or acquiesced in by it; or
                (j) if PT-FI commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order of relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, administrator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors;
or
                (k) if entry is made against PT-FI of a judgement, decree or order for relief by a court of competent jurisdiction in an involuntary case commenced against PT-FI under any applicable bankruptcy,

19

insolvency or other similar law of any jurisdiction now or hereafter in effect.

        (2) In the case of any such event as is mentioned in Clause 11(1), and at any time thereafter if any such event shall then be continuing, RTZ Lender may, by written notice to PT-FI,
(a) declare that an Allocation Event (as defined in the Trust Agreement) shall have occurred under the Trust Agreement and/or
(b) exercise or cause the Trustee to exercise any or all of the remedies available to RTZ Lender or the Trustee under the Security Documents or the Intercreditor Agreement, including, without limitation, any action required to enforce RTZ Lender's rights with respect to 100% of PT-FI's share of Incremental Expansion Cashflow.

        EXPENSES

12. Each of PT-FI and RTZ Lender shall bear its own costs and expenses incurred in the preparation and negotiation of this Agreement and the other Transaction Documents. Any and all documentary taxes, assessments, notarial or other fees or charges levied by any Governmental Authority by reason of the execution and delivery of or in connection with the performance of this Agreement or any of the other Transaction Documents shall be borne equally between PT-FI and RTZ Lender.

        ASSIGNMENT

13. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, but is not assignable without the written consent of the other party hereto provided that RTZ Lender may assign without such consent of PT-FI to a member of RTZ Lender's UK Group without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Any transfer by PT-FI of its Participating Interest in accordance with the Participation Agreement, to the extent such assignment relates to its interests in Incremental Expansion Cashflow, shall be subject to the terms and provisions of the Transaction Documents. No such assignment or transfer shall be effective until there is executed and delivered to RTZ Lender an instrument or instruments in form and substance satisfactory to RTZ Lender evidencing the agreement of the transferee to assume all of the liabilities and to perform all of the obligations and duties under this Agreement and the other Transaction Documents to which PT-FI is party. No such assignment or transfer shall relieve PT-FI of its obligations under this Agreement.

        NOTICES

14.     (1)     Except as otherwise stated herein, all notices,
demands or other communications hereunder to any party hereto shall be made in writing and shall be deemed to be duly given or made when delivered to such party addressed to it at its address specified in the relevant part of Schedule 1 to this Agreement, or at such other address as such party may hereafter specify for such purpose to the others by notice.

20

        (2) A notice or other communication received on a non-working day or after 5.00pm on a working day in the place of receipt shall be deemed to be served on the next following working day in such place.

        GOVERNING LAW

15.     (1)     This Agreement shall be governed and construed in
accordance with the laws of the State of New York.

        (2) Each of the parties irrevocably agrees that any suit, action or proceedings (together in this Clause 15 referred to as "Proceedings") arising out of or in connection with this Agreement, except for Proceedings regarding enforcement which may be brought in any jurisdiction, shall be brought in the courts of the Borough of Manhattan in the State of New York and submits to the exclusive jurisdiction of each such court.

        (3) Each of the parties irrevocably waives any objection which it may have now or hereafter to the laying of venue of any Proceedings in any such court as is referred to in this Clause 15 and any claim that any such Proceedings have been brought in an inconvenient forum. Each of the parties hereby to the fullest extent permitted by law waives any right it may have to have any Proceedings take the form of a trial by jury.

        (4) Nothing contained in this Clause 15 shall limit the rights of any party to take proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

        MISCELLANEOUS

16. If any provision of this Agreement or the Security Documents is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions of this Agreement or the Security Documents or affect the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS whereof the parties have caused this Agreement to be signed on the date first above written.

21

        SCHEDULE 1

Address for Notices to PT-FI


P.T. Freeport Indonesia Company
Plaza 89, 5th Floor
Jl.H.R. Rasuna Said Kav.X-7 No.6
Jakarta 12940 Indonesia

Telephone:  62 21 850 4555
Telex:      44415 FIIJKTIA
Fax:        62 21 850 6736
Attention:  President-Director

with a copy to:   P.T. Freeport Indonesia Company
                  1615 Poydras Street
                  New Orleans, LA 70112

                  Telephone: 504 582 4000
                  Telex:     6275993
                  Fax:       504 585 3513
                  Attention: General Counsel





Address for Notices to RTZ Lender

6 St. James's Square
London SW1Y 4LD
Telephone:    0171 930 2399
Telex:        24639 RTZLDN G
Fax:          0171 930 3249
Attention:The Secretary
with a copy to:   The Treasurer
                  The RTZ Corporation PLC
                  6 St. James's Square
                  London SW1Y 4LD
Fax:              0171 930 3249

22

        SCHEDULE 2
        Form of Advance Request

To:             [name and address of RTZ Lender]
Attention:

[Date]

        REQUEST
        Agreement dated [               ] 199[    ]

Dear Sirs

We refer to the Facility constituted by an agreement (the
"Agreement") dated [                      ] 199[   ] made between
this Company as Borrower and [              ] as RTZ Lender.
Terms defined in the Agreement have the same meanings herein.

We hereby give you notice pursuant to Clause 5 of the Agreement that we require an Advance to be made to us under the Agreement as follows:

(a)     Drawdown Date:
(b)     Amount:

We set out below the Approved Expansion Project in or towards the financing of which the proceeds of the Advance will be applied:

        [                                           ]

[In the first Advance Request in respect of a Relevant Approved
Expansion Project only:

[Our best estimate, taken from the feasibility study for the Approved Expansion Project referred to above approved pursuant to Clauses 10 and 11 of the Participation Agreement, of

(i) the aggregate of the projected Relevant Costs of the Approved Expansion Project is $
(ii)    the period over which the projected Relevant Costs of the
Approved Expansion Project will be incurred is        years
(iii) we attach an assumed repayment schedule based on the application of 100% of our Incremental Expansion
Cashflow based on the related Feasibility Study of the Approved Expansion Project.]

We set out below details of the Relevant Costs in or towards the financing of which the proceeds of the Advance will be applied and confirm that such proceeds will be applied within thirty days after the proposed Advance Date:

23

        [                    ]

We confirm that no Event of Default has occurred and is continuing or would occur as a result of the making of the proposed Advance which has not been waived.

Yours faithfully

        SCHEDULE 3
        Trust Agreement

25

P.T. FREEPORT INDONESIA COMPANY

By:

Name:

Title:



[RTZ Company]

By:

Name:

Title: